Exhibit 99.1

Bill Heil Joins WebEx as President and Chief Operating Officer

WebEx Expands Executive Team with Computer Industry Veteran

SAN JOSE, Calif., November 8, 2004—WebEx Communications, Inc. (NASDAQ: WEBX), a leading provider of on-demand web meeting applications, today announced that it has expanded its executive team with the addition of Bill Heil as president and chief operating officer.
Heil has over 20 years of experience in senior executive positions. He spent 15 years with Compaq/Tandem Computers. In his last position at Compaq, he reported to the CEO as the vice president and general manager of Compaq’s Business Critical Servers Group where he was responsible for $3.2 billion in revenue and 7,000 employees. Earlier, Heil was the vice president and general manager of the Tandem Division where he managed its $1.5 billion business. He also held leadership positions in research, software development, product planning and management, business development and marketing. Heil has a Bachelors and Masters in computer science from Massachusetts Institute of Technology and an MBA from Harvard Business School.

“This expanded executive team combines the vision, passion and commitment of the founders with the operational expertise of a seasoned business leader,” said Subrah Iyar, chairman and CEO of WebEx Communications. “We have conducted an extensive search over the last year to find someone with the right fit for this critical position, and we are excited that Bill is now joining the WebEx team. This is a natural and exciting next step in WebEx’s growth.”

As president and COO, Heil joins the CFO, general counsel and Min Zhu in reporting to WebEx’s CEO. Min Zhu, co-founder, director, chief WebEx and CTO will continue to drive WebEx’s technology development and provide strategic vision.

“The founders and WebEx’s employees have built an amazing company, and I am proud to join this talented team,” said Heil. “With its suite of on-demand web meeting applications, in just five years WebEx has fundamentally changed the way companies around the world conduct business with customers, partners and colleagues.”

About WebEx Communications, Inc.
WebEx Communications, Inc. is the world's leading provider of on-demand web meeting applications. WebEx applications improve collaboration and increase productivity in sales, support, training, marketing, engineering and product design. WebEx delivers its suite of web meeting applications over the global WebEx MediaTone Network, a network specifically designed for secure web collaboration. WebEx Communications is based in San Jose, California and has regional headquarters in Europe, Asia and Australia. Please call toll free 877-509-3239 or visit http://www.webex.com for more information.